Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 27, 2024, with respect to the financial statements of Elle Communications, LLC included in the Current Report of Dolphin Entertainment, Inc. on Form 8-K/A filed on September 27, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Dolphin Entertainment, Inc. on Form S-8 (File No. 333-219770), on Form S-1 (File No. 333-267336) and on Form S-3 (File No. 333-273431).

/s/ Grant Thornton, LLP

Fort Lauderdale, Florida

September 27, 2024